CONFIDENTIAL


December 10, 2002


Steve Solomon
Chairman and Chief Executive Officer
Citadel Security Software
8750 N. Central Expressway
Dallas, TX 75231

Dear Steve:

This  letter  will  confirm  the arrangements under which DHR International will
conduct  the  retained  search   for  the  Executive  Vice  President, Sales for
Citadel  Security  Software.

Our standard professional fee for conducting assignments is one-third of the first year's anticipated total compensation; however, we will conduct this assignment at a reduced fee of thirty percent of the first year anticipated cash compensation of $150,000. Cash compensation is defined as base salary and bonus. This is payable in three installments of $15,000. An invoice for the first installment is enclosed and payable upon receipt as a non-refundable initial retainer. The first installment will be made in stock in lieu of cash, fifteen thousand(15,000) shares of Citadel common stock. Eight thousand (8,000) shares to be registered to DHR International and seven thousand to Michael Setze. Such shares to be registered no later than December 12, 2002. Invoices for the second and third installments will be sent in thirty and sixty days and are due upon receipt. These invoices will be paid in cash. After a candidate accepts an offer from Citadel Security Software, a final statement will be sent for any excess amount between thirty percent of the total compensation of the individual and the fees previously paid. DHR will accept stock of equal value in the event such excess fees are owed.

Our monthly statements will include a standard charge of $700 for office administrative expenses while the search is active. Express mail, video conference expenses, or travel expenses incurred by DHR International or candidates will be additional and billed monthly. All travel expenses will be approved in advance by Citadel.

If you cancel the search by written confirmation within sixty days, we will forward a final statement for our professional services prorated through the date you cancel (excluding the initial retainer) and for expenses related to the search.

If the employment of a DHR placed executive is terminated within one year from the hiring date with Citadel Security Software, we will, at your option, refill that position for expenses only.

In the event that more than one executive is hired in connection with the work performed and identified for this assignment by Citadel Security Software or an affiliate, a separate professional fee of thirty percent of the total cash compensation will be payable to DHR upon their employment.

If you are in agreement with the terms and conditions of the agreement, Please sign and fax back a copy. Work on the search will begin immediately upon receipt. We request receipt of the initial retainer within seven days.

I look forward to working with you again and contributing to the success of the company.


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Best regards,

DHR INTERNATIONAL, INC.

/s/ Michael Setze

Michael Setze
Executive Vice President

MS/gs
Enc.

Accepted:

/s/ Steve Solomon
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Steve Solomon, CEO
Citadel Security Software Inc.

December 10, 2002
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Date


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